Exhibit 10(h)

EMPLOYMENT AGREEMENT

          EMPLOYMENT AGREEMENT (this “Agreement”), effective October 2, 2004 (the “Effective Date”), by and between Playtex Products, Inc., a Delaware corporation (the “Company”), and Kris J. Kelley, an individual (the “Executive”).

WITNESSETH:

          WHEREAS, the Company desires to employ the Executive to serve it in the capacity of Senior Vice President-Finance and to perform services on its behalf in said position;

          NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. EMPLOYMENT

          The Company agrees to employ the Executive, and the Executive agrees to serve the Company, on the terms and conditions set forth herein.

          2. TERM

          Subject to Section 5 hereof, the Executive’s employment under this Agreement shall commence on the Effective Date and shall end on the later of (a) December 29, 2007, and (b) the last day of the fiscal year of the Company (a “Fiscal Year,” which, as of the Effective Date, is the one-year period ending on the Saturday immediately prior to each December 31st) ending during 2007 (the “Initial Term”); provided that such term shall be automatically extended for additional one-year periods, unless, not later than 60 days prior to the expiration of the Initial Term (or any extension thereof pursuant to this Section 2) either party hereto shall provide written notice of its or his desire not to extend the term hereof to the other party hereto. As used herein, the term “Term” shall mean the Initial Term together with each one-year extension.

          3. POSITION AND DUTIES

               (a) Subject to the second to the last sentence of this Section 3(a), during the Term, the Executive shall be elected by the Board of Directors (the “Board”) and shall serve, as Senior Vice President-Finance of the Company and shall perform such duties with regard to the business of the Company customarily associated with the position of Senior Vice President-Finance. In addition, at all times during the Term, the Executive shall perform such duties and services specifically prescribed herein and as may be reasonably prescribed from time to time by the Chief Executive Officer of the Company (the “CEO”). During the Term, the Executive shall report to the CEO. Effective no later than January 15, 2005, the Board shall elect the Executive, Chief Financial Officer of the Company and from and after the effective date of such election, the Executive shall perform such duties with regard to the business of the Company and its subsidiaries customarily associated with the position of chief financial officer of a publicly held corporation. The Executive shall perform his duties to the best of his ability and in a diligent and proper manner.

              (b) Except during vacations and periods of illness, the Executive shall, during the Term, devote all his business time (as opposed to personal time) and attention to the performance of services for the Company and its subsidiaries; provided, however, that the Executive shall be permitted, to the extent such activities do not violate Sections 11 or 12 hereof, to (i) continue to serve on the boards of the business enterprises and charitable organizations on which he is serving as of the Effective Date, (ii) subject to the prior consent of the CEO, serve on any board of any business enterprise or any board of any charitable organization other than those referenced in clause (i) above. On or before the Effective Date, the Executive shall provide the CEO with a list of the boards and committees on which he is serving as of the Effective Date.

         4. COMPENSATION AND RELATED MATTERS

              (a) Salary. During the Term, the Company shall pay to the Executive a salary at a rate of not less than $310,000 per annum, payable in accordance with normal payroll practices of the Company, but not less frequently than monthly. The Executive’s salary may be increased from time to time by the compensation committee of the Board (the “Committee”) and, if so increased, shall not thereafter be decreased during the Term. As used herein, “Base Salary” means the Executive’s initial salary hereunder as the same may be increased. With respect to the Executive’s Base Salary for any Fiscal Year following Fiscal Year 2005, the Committee shall review the Base Salary at least once each Fiscal Year.

               (b) Welfare and Retirement Benefits. During the Term, the Executive shall be entitled to participate in all of the Company’s employee pension plans, welfare benefit plans, tax-deferred savings plans or other welfare or retirement benefits or arrangements (including any insurance or trust arrangements maintained generally for the benefit of the Company’s employees) and in which the executives of the Company are entitled generally to participate (collectively, the “Company Benefit Plans”) on terms no less favorable than those available to other senior executives of the Company.

               (c) Automobile. During the Term, the Company shall provide or otherwise make available to the Executive, at the Company’s expense, an automobile to be used by the Executive in connection with the Company’s business in accordance with the Company’s policy regarding automobiles, provided, however, that the aggregate annual cost to the Company of such automobile shall not exceed $15,000.

               (d) Relocation Expenses. During the Term, the Company hereby agrees to reimburse the Executive for reasonable and customary relocation and moving expenses incurred by the Executive in connection with a relocation by the Executive, if any to the Westport, Connecticut area in connection with his employment hereunder following receipt of documentation of such expenses from the Executive. In addition, the Company shall make an additional payment (“Gross-Up Expense Payment”) to the Executive in an amount sufficient to reimburse the Executive for income taxes payable on amounts paid to the Executive pursuant to the first sentence of this Section 4(d), but only to the extent such reimbursed amounts are not otherwise deductible by the Executive; provided; however, that in no event may the amount reimbursed to the Executive pursuant to the first sentence of this Section 4(d) together with any “Gross-Up Expense Payment” exceed $250,000.

               (e) Annual Bonus.

                    (i) The Executive shall be eligible to earn an annual bonus (the “Bonus”) for each full Fiscal Year ending during the Term, based upon the Company’s achievement of performance goals to be established by the Committee for each Fiscal Year. Concurrently with the adoption of performance targets for other employee bonus plans, but in no event later than 90 days after the commencement of each Fiscal Year, the Committee shall establish a Company performance target (the “Target”) for such Fiscal Year, which may consist of one or more performance measurements. For purposes of this Agreement, the “Actual Performance” of the Company shall be determined by the Committee, and, if the Target for a Fiscal Year includes a measurement that is earnings-based, such measurement shall be determined after deducting current amounts for all Company bonus programs, including the Bonus for which Actual Performance is being determined. For the avoidance of doubt, any earnings-based measurement will be an “after bonus” amount such that, if all bonuses amount to $100, and the measurement criteria before deducting bonuses is $900, then the Actual Performance for the period would be $800. The Committee will determine annually if Actual Performance equals or exceeds Target for the Fiscal Year, and the amount of the Bonus shall be determined as follows:

Actual Performance	Percentage of Base Salary
Less than 90% of Target	0
90% of Target	35%
100% of Target	70%
125% of Target	140%
Greater than 125% of Target	140% plus, for each one-percentage point over 125% of Target, an additional 2.8% of Base Salary

The Bonus shall be calculated using straight line interpolation for Actual Performance between 90% and 100% of Target. For Actual Performance between 100% and 125% of Target, the Bonus shall be 70% of Base Salary plus 2.8% of Base Salary for each whole one-percentage point by which the Actual Performance exceeds the Target. The applicable Base Salary shall be that in effect on the last day of the relevant Fiscal Year.

                    (ii) Notwithstanding the foregoing, any portion of the Bonus which would otherwise be earned in respect of any Fiscal Year in excess of 140% of Base Salary (such portions, the “Excess Bonus”), shall not be deemed earned until the last day of the Fiscal Year following the Fiscal Year to which such Excess Bonus relates and shall only be earned and payable if the Company achieves Actual Performance for the subsequent Fiscal Year of not less than 90% of the Actual Performance for the Fiscal Year for which the Excess Bonus was calculated. The Bonus with respect to any Fiscal Year shall in no event be greater than 300% of Base Salary.

                    (iii) Except as otherwise provided in Section 6 hereof, the Bonus shall be paid on the date on which bonuses are typically paid to the senior most executives of the Company (such date, the “Bonus Payment Date”); provided, however, that the Bonus Payment Date shall in no event be later than 90 days following the end of the Fiscal Year to which such Bonus relates, and provided, further, that such Bonus shall not be payable to an Executive whose employment with the Company is terminated after the Fiscal Year as to which such Bonus relates and before the Bonus Payment Date by the Company under subsection 5(c) hereof (for Cause).

                    (iv) In respect of Fiscal Year 2004, the Executive shall be eligible for a bonus, if applicable, in an amount to be determined by the Committee in its sole discretion.

                    (v) Notwithstanding anything herein to the contrary, the Bonus will be earned and paid in accordance with the terms of a to-be-established executive bonus plan (“Bonus Plan”) to be adopted by the Board no later than December 25, 2004, and submitted for approval to the Company’s shareholders at the next shareholders meeting following its adoption, in a manner intended to qualify the Bonus as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder. Accordingly, no Bonus shall be earned or paid in the event the Bonus Plan is not approved by the shareholders of the Company. The Bonus Plan shall provide that the Target and its constituent performance measurements may be equitably adjusted by the Committee in its sole discretion to reflect changes in capitalization, including, without limitation, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, other relevant changes in capitalization, extraordinary non-recurring events, acquisitions and other corporate changes.

                    (vi) The Executive shall not be entitled to receive an annual cash bonus pursuant to any plan or arrangement of the Company that is in existence as of the Effective Date, provided that no flexible benefit or deferred compensation plan shall be deemed such a plan or arrangement.

            (f) Stock Options. On the Effective Date, the Company shall grant to the Executive “non qualified” stock options to purchase 300,000 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), which stock options shall be referred to herein as the “Options”. The terms of the Options shall be governed by (i) the Playtex Products, Inc. 2003 Stock Option Plan for Directors and

Executive and Key Employees of Playtex Products, Inc. (as it may be amended), and (ii) the Non Qualified Stock Option Agreement annexed hereto as Exhibit A.

              (g) Restricted Stock. On the Effective Date, the Executive shall purchase from the Company, and the Company shall sell to the Executive, 100,000 shares of Common Stock (the “Restricted Stock”) at a per share purchase price equal to $0.01, which is the par value of one share of Common Stock. The Restricted Stock shall be subject to (i) the transfer and forfeiture restrictions set forth in (A) a new Company Stock Award Plan (the “Stock Plan”) to be adopted by the Board no later than December 25, 2004, and (B) an individual restricted stock award agreement substantially in the form provided to the Executive prior to the Effective Date (the “Restricted Stock Agreement”) and (ii) shareholder approval of the Stock Plan in a manner intended to qualify the award of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code and the regulations promulgated thereunder.

              (h) Change in Control Stock Award. If, on or prior to the last day of the Initial Term, (i) a Change in Control (as defined below) occurs, or (ii) the Company enters into an agreement which, if consummated, would result in a Change in Control, and such Change in Control actually occurs within one year after the date of such agreement (even though the Change in Control may not actually occur until after the expiration of the Initial Term), and, in the case of the event described in either clause (i) or clause (ii), the Executive remains in the employ of the Company through the date of the Change in Control (or subsequent thereto), the Company shall award to the Executive, effective immediately prior to the Change in Control, an additional award of 100,000 shares of unrestricted Common Stock at a per share purchase price no greater than $0.01, which is the par value of one share of Common Stock (“Change in Control Stock Award”). The Change in Control Stock Award shall be granted under and governed by the terms of the Stock Plan. Unless otherwise agreed to between the Committee and the Executive, in the event the Change in Control is a transaction for which the consideration paid in exchange for the Common Stock is exclusively in the form of shares or other equity securities of an acquirer, then, except as otherwise provided in Section 7 hereof, the Executive shall be required to pay to the Company or an affiliate, in cash, all amounts that the Company or such affiliate is required to withhold under federal, state or local law in connection with the Change in Control Stock Award.

          For purposes of this Agreement, the term “Change in Control” shall mean the first to occur of any of the following: (A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the voting stock of the Company (B) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any person or group, or (C) a change in the composition of the Board occurring within a rolling 24-month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (x) are members of the Board as of the Effective Date or (y) are elected, or nominated for election, to the Board pursuant to the By-Laws as in effect on the Effective Date, but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest, including but not limited to a consent solicitation, relating to the election of directors to the Board.

                  (i) Vacations. During the Term, the Executive shall be entitled to the number of paid vacation days in each Fiscal Year determined in accordance with the Company’s vacation policies, but in no event less than four weeks.

                  (j) Expenses. During the Term, the Executive shall be entitled to receive reimbursement from the Company of all reasonable business expenses incurred by the Executive in performing services hereunder, including all travel expenses and living expenses while away from home on business or at the request of, and in the service of, the Company; provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company from time to time.

                  (k) Certain Benefits. During the Term, the Company shall furnish the Executive with office space, secretarial assistance and such other facilities and services as shall be suitable to the Executive’s position and adequate for the performance of his duties as set forth in Section 3 hereof.

                  (l) Initial Attorneys’ Fees. The Company shall reimburse the Executive for all reasonable attorneys’ fees and costs incurred by the Executive in the negotiation and creation of this Agreement and the related Non Qualified Stock Option Agreement and Restricted Stock Award Agreement.

          5. TERMINATION

          The Executive’s employment hereunder and the Term may be terminated under the following circumstances:

                  (a) Death. The Executive’s employment hereunder shall terminate upon his death.

                  (b) Disability. If the Executive is unable to timely and regularly perform his duties hereunder due to physical or mental illness, injury or incapacity, as determined by the Board in good faith based on medical evidence acceptable to it (a “Disability”), and such Disability continues for a period of six consecutive months, then the Company may terminate the Executive’s employment hereunder. A return to work for less than 30 consecutive days during any period of Disability shall not be deemed to interrupt the running of (and shall be included in) the aforementioned six-month period.

                  (c) Termination by the Company for Cause. The Company may terminate the Executive’s employment hereunder at any time for Cause. For purposes of this Agreement, “Cause” shall mean a termination of employment of the Executive by the Company due to (i) the commission by the Executive of an act of fraud or embezzlement against the Company or any of its subsidiaries or the conviction of the Executive in a court of law, or guilty plea or no contest plea, of any charge involving an act of fraud or embezzlement that is material (including the willful and unauthorized disclosure of information of the Company or any of its subsidiaries which the Executive knows or should know to be material, confidential and proprietary to the Company or any of its subsidiaries, which results, or could reasonably have been expected to result, in material financial loss to the Company or any of its subsidiaries), (ii) the conviction of the Executive in a court of law, or guilty plea or no contest plea, to a felony charge (A) materially involving the Company or (B) materially affecting the Executive’s ability for a sustained period to perform services in the manner required hereunder, (iii) the willful misconduct of the Executive as an employee of the Company or any of its subsidiaries which is reasonably likely to result in injury or financial loss to (I) the Company or (II) to any subsidiaries of the Company, which injury or loss is material to the Company taken as a whole, (iv) the willful failure of the Executive to render services to the Company or any of its subsidiaries in accordance with the Executive’s employment, which failure amounts to a material neglect of the Executive’s duties to the Company and does not result from physical illness, injury or incapacity, and which failure is not cured promptly after adequate notice of such failure and a reasonably detailed explanation has been presented by the Company to the Executive, or (v) or a willful breach by the Executive of a regulatory rule in respect of which he has a personal compliance obligation that materially adversely affects the Executive’s ability for a sustained period to perform his duties to the Company, or (vi) a willful material breach of any of the covenants in subsections 3(a) and 3(b) and Sections 11 and 12 hereof by the Executive, which breach is not cured, if curable, within 30 days after a written notice of such breach is delivered to the Executive. The Executive shall not be deemed to have been terminated for Cause unless the Company shall have given or delivered to the Executive (1) reasonable notice setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination for Cause, and (2) a reasonable opportunity for the Executive, together with his counsel, to request reconsideration by and be heard before the Board, provided; however, that such notice and opportunity to be heard shall not be required if the Board, based on the advice of counsel, deems it inconsistent with its fiduciary duties and so advises the Executive.

           For purposes of determining whether the Executive was given “reasonable notice” and “reasonable opportunity to be heard” in connection with any determination by the Board as to whether Cause exists, 10 business days’ notice of the Board meeting shall be deemed to constitute “reasonable notice” (without prejudice to the determination of whether some other period would also constitute “reasonable notice”), and the opportunity for the Executive and his counsel to present arguments to the Board at such meeting as to why the Executive believes that no Cause exists shall constitute “reasonable opportunity to be heard” (without prejudice to the determination of whether some other forum or method would also constitute a “reasonable opportunity to be heard”). For purposes of this Agreement, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.

                  (d) Termination by the Executive for Good Reason. The Executive may voluntarily terminate his employment hereunder at any time for Good Reason. For purposes of this Agreement, “Good Reason” shall mean (i) a material breach by the Company of this Agreement (including, without limitation, Section 4(e) hereof) or of the Non Qualified Stock Option Agreement or the Restricted Stock Agreement which breach is not cured within 30 days after the Board’s receipt of written notice of such non-compliance from the Executive; (ii) the assignment to the Executive by the Company of duties materially and adversely inconsistent with the Executive’s position, duties or responsibilities as in effect (x) immediately after the Effective Date or (y) any such assignment occurring after the effective date of the Executive’s election as Chief Financial Officer of the Company, as in effect immediately after the date of such election, in either case, including, but not limited to, any material reduction in such positions, duties or responsibilities, or a change in the Executive’s title or office, as then in effect, or any removal of the Executive from or failure to reelect him to any of such positions, titles or offices, except in connection with the termination of his employment pursuant to any of subsections 5(a), 5(b) or 5(c) hereof; (iii) relocation of the Executive’s primary office to a place which increases his commute by more than 30 miles from the commute in effect prior to such relocation, without his consent, unless such relocation is a general relocation of the Company’s headquarters; (iv) the failure of the Board to adopt, and of the Company’s shareholders to approve, the Stock Plan or the Bonus Plan in accordance with each of Sections 4(e) and 4(g) hereof, as applicable; or (v) the failure of the Board to elect the Executive as Chief Financial Officer of the Company, no later than of January 15, 2005.

                  (e) Termination by the Company Without Cause. The Company may at any time terminate the Executive for any reason, and, except for the amounts payable pursuant to subsection 6(b) hereof (or as otherwise set forth in any equity agreement), the Executive shall have no claim against the Company under this Agreement or otherwise by reason of such termination.

                  (f) Termination by the Executive Without Good Reason. The Executive may at any time terminate his employment hereunder without Good Reason; provided that the Executive will be required to give the Company at least 90 days’ advance written notice of a resignation without Good Reason.

                  (g) Notice of Termination. Any termination of the Executive’s employment hereunder, by the Company or by the Executive (other than termination pursuant to subsection 5(a) hereof), shall be communicated by written “Notice of Termination” to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

          6. COMPENSATION UPON TERMINATION

                  (a) Death or Disability. If the Executive’s employment hereunder terminates pursuant to subsections 5(a) hereof (Death) or 5(b) hereof (Disability), the Executive or his estate (as the case may be) shall be entitled to receive (i) any accrued but unpaid Base Salary through the end of the month in which such termination occurs or, in the event of a Disability and if later, the date on which payments to him commence under the Company’s long term disability plan, (ii) a lump sum payment in an amount equal to the pro-rata portion (based on days worked) of the Bonus that the Executive would have been entitled to receive for the Fiscal Year in which the termination occurs based on the Company attaining 100% of Target (the “Pro-Rata Bonus”), (iii) any Bonus that has been fully earned and that is payable with respect to a Fiscal Year that ended prior to the Executive’s termination of employment but that has not yet been paid as of such termination (by way of illustration, if the Executive is terminated in 2007, and the Company’s Actual Performance in 2005 was greater than 125% of Target, and the Company’s Actual Performance for 2006 was 90% or greater than the Company’s Actual Performance for 2005 such that the Executive had the right to be paid an Excess Bonus in respect of 2005, but, as of the date of his termination in 2007, the Bonus for 2006 has not yet been paid and, accordingly, the Excess Bonus in respect of 2005 has not yet been paid, the Executive shall be entitled to payment of such Bonus and Excess Bonus (the “Earned but Unpaid Bonus”), and (iv) reimbursement of any unreimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to the date of the Executive’s termination. The Executive shall have no further rights to any compensation or other benefits under this Agreement, and any other benefits (including rights to stock, stock options, retirement income and insurance) due the Executive following termination of the Executive’s employment hereunder on account of death or Disability shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not be entitled to any payments or benefits under any separately stated severance plan, policy or program of the Company.

                  (b) Termination by the Company Without Cause or by the Executive for Good Reason.

                       (i) If the Executive’s employment is terminated by the Company pursuant to subsection 5(e) hereof (Without Cause) or if the Executive terminates his employment pursuant to subsection 5(d) hereof (for Good Reason), then the Executive shall be entitled to receive: (A) any accrued but unpaid Base Salary through the date of termination; (B) the Pro-Rata Bonus; (C) any Earned but Unpaid Bonus; (D) reimbursement of any unreimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to the date of the Executive’s termination; and (E) subject to the Executive’s continued compliance with Sections 11 and 12 of this Agreement, (1) the “Salary Severance Benefit” and the “Bonus Severance

Benefit” (as each term is defined in subsection 6(b)(ii)) and (2) continued medical and dental coverage (which coverage shall be provided by the Company paying the applicable premiums under COBRA) through the earlier of (I) the end of the Severance Term (as such term is defined in subsection 6(b)(ii)(1)) and (II) the Executive’s becoming eligible to receive comparable benefits from any other source, of which the Executive is required to promptly notify the Company. The Salary Severance Benefit and the Bonus Severance Benefit shall be paid over the Severance Term in accordance with the Company’s usual payroll practices and shall be subject to the Executive’s continued compliance with Sections 11 and 12 of this Agreement. The Executive shall have no further rights to any compensation or other benefits under this Agreement, and any other benefits (including rights to stock, stock options, retirement income and insurance), due the Executive following termination pursuant to subsection 5(e) or 5(d) hereof shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not be entitled to payments or benefits under any separately stated severance plan, policy or program of the Company.

                       (ii) For purposes of this Section 6, the following terms shall have the meaning set forth in this subsection 6(b)(ii).

                       (1) “Severance Term” shall mean 12 months.

                       (2) “Salary Severance Benefit” shall mean the Executive’s Base Salary that would have been payable from the effective date of termination through the end of the Severance Term based on the Base Salary in effect on the effective date of the termination.

                       (3) “Bonus Severance Benefit” shall mean the “Average Bonus” multiplied by the Bonus Multiple. The Bonus Multiple shall be 1.

                       (4) The “Average Bonus” shall mean: (i) with respect to a termination that occurs in Fiscal Year 2004, zero; (ii) with respect to a termination that occurs in Fiscal Year 2005, the Bonus that the Executive would have been entitled to receive with respect to Fiscal Year 2005 if the Executive had remained employed through the Bonus Payment Date, based on the Company attaining 100% of Target; (iii) with respect to a termination that occurs in Fiscal Year 2006, the Bonus actually paid to the Executive with respect to Fiscal Year 2005; and (iv) with respect to a termination during a Fiscal Year subsequent to Fiscal Year 2005, the average of the Bonuses actually paid to the Executive in the two Fiscal Years preceding the termination.

                       (iii) Termination Following a Change in Control. Notwithstanding anything to the contrary in this Agreement, if the Executive’s employment is terminated pursuant to subsections 5(d) or 5(e) hereof within one year following a Change in Control, in lieu of receiving the amounts set forth in Section 6(b)(i)(F)(1) hereof, the Executive shall receive a lump sum payment, payable as soon as reasonably practicable following the date of termination, in an amount equal to the sum of (A) the Salary Severance Benefit, where the Severance Term shall be 24 months, and (B) the Bonus Severance Benefit, where the Bonus Multiple shall be two.

                  (c) Termination by the Company For Cause or by the Executive Without Good Reason. If the Executive’s employment is terminated by the Company under subsection 5(c) hereof (for Cause) or by the Executive under subsection 5(f) hereof (without Good Reason), the Executive shall be entitled to receive: (i) any accrued but unpaid Base Salary through the date of termination; and (ii) reimbursement of any unreimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to the date of the Executive’s termination. If the Executive’s employment hereunder is terminated by the Executive under subsection 5(f) hereof (without Good Reason), the Executive shall also be entitled to receive any Earned but Unpaid Bonus. The Executive shall have no further rights to any compensation or other benefits under this Agreement, and any other benefits (including rights to stock, stock options, retirement income and insurance), due the Executive following termination of the Executive’s employment under Section 5(c) or 5(f) hereof shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not be entitled to any payments or benefits under any separately stated severance plan, policy or program of the Company.

                  (d) Expiration of the Employment Term. In the event that the Company or the Executive elects not to extend the Term as provided in Section 2 hereof, the Executive’s employment shall be terminated upon the expiration of the Term, and, subject to Section 16 hereof, the provisions of this Agreement shall cease to apply effective as of such expiration, and the Executive shall be entitled to receive only the following: (i) any accrued but unpaid Base Salary through the date of termination; (ii) reimbursement of any unreimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to the date of termination; and (iii) any Earned but Unpaid Bonus. The Executive shall thereafter receive no other compensation or benefits, other than pursuant to the terms of the plans, policies and practices of the Company; provided, however, that the Executive shall not be entitled to any payments or benefits under any separately stated severance plan, policy or program of the Company.

                  (e) Execution of Release of All Claims. Notwithstanding any other provision of this Agreement to the contrary, the Executive acknowledges and agrees that, except if the Executive’s employment hereunder terminates pursuant to Section 5(a) hereof (death), any and all payments to which the Executive is entitled under this Agreement are conditional upon and subject to the Executive’s execution of a release substantially in the form attached hereto as Exhibit B (which form may be reasonably modified to reflect changes in the law).

          7. EXCISE TAX GROSS-UP.

                  (a) Notwithstanding anything in this Agreement to the contrary, and except as set forth in the last sentence of this subsection 7(a) below, if it is determined that any payment, benefit or distribution by the Company or its subsidiaries or affiliates to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or to any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing, if it is determined that the Executive is entitled to a Gross-Up Payment, but that the aggregate value of the Payments do not exceed 105% of the greatest amount (the “Reduced Amount”) that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive, and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

                  (b) Subject to the provisions of Section 7(e) below, all determinations required to be made under this Section 7, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm selected by the Company (the “Accounting Firm”), which may be the Company’s regular outside auditors. The Company will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within 30 calendar days after the date of the Change in Control or the date of the Executive’s termination of employment or any earlier time selected by the Company. All fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 7 shall be paid by the Company. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to the Executive no later than five calendar days prior to the due date for the Executive’s income tax return on which the Excise Tax is to be included. Absent manifest error, any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Executive; provided, that following any payment of a Gross-Up Payment to the Executive (or to the Internal Revenue Service or other taxing authority on the Executive’s behalf) the Company may require the Executive to sue for a refund of all or any portion of the Excise Taxes paid on the Executive’s behalf, in which event the provisions of subsection 7(e) below shall apply. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision) at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments will not have been made by the Company, which should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. If the Company exhausts its remedies pursuant to subsection 7(e) hereof, and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall so notify the Company, and the Company shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as soon as reasonably practicable. Any such Underpayment shall be promptly paid by the Company to the Executive (or to the Internal Revenue Service or other applicable taxing authority on the Executive’s behalf).

                  (c) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by subsection 7(b) hereof.

                  (d) The federal, state and local income or other tax returns filed by the Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive will make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of the Executive’s federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment.

                  (e) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Company of a Gross-Up Payment or an Underpayment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive receives written notification of such claim, and the Executive shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-calendar-day period following the date on which he gives such notice to Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                        (i) provide the Company any information reasonably requested by the Company relating to such claim,

                        (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                        (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                        (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such contest and payment of costs and expenses. Without limitation on the foregoing provisions of this subsection 7(e), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall pay the amount of such payment to the Executive along with an additional Gross-Up Payment, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (f) If, after the receipt by the Executive of an amount advanced by the Company pursuant to subsection 7(e), the Executive receives any refund with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of a Gross-Up Payment but before the payment by the Executive of the Excise Tax, it is determined by the Accounting Firm that the Excise Tax payable by the Executive is less than the amount originally computed by the Accounting Firm and consequently that the amount of the Gross-Up Payment is larger than that required by subsection 7(a), the Executive shall promptly refund to the Company the amount by which the Gross-Up Payment initially made to the Executive exceeds the Gross-Up Payment required under subsection 7(a) together with interest on such excess amount.

                  (g) If it is ultimately determined (by Internal Revenue Service private letter ruling or closing agreement, court decision or otherwise) that Gross-Up Payments and/or advances and/or Underpayments and/or any other amount paid or made by the Company pursuant to this Section 7 were not necessary to accomplish the purpose of this Section 7, the Executive shall promptly cooperate with the Company to correct such overpayments (by way of assigning any refund to the Company as provided herein, by direct repayment or otherwise) in a manner consistent with the purpose of this Section

7, which is to protect the Executive by making him whole, but not more than whole, on an after-tax basis, from the application of the Excise Tax.

          8. LEGAL FEES; REIMBURSEMENT OF CERTAIN EXPENSES

          The Company shall promptly reimburse the Executive for the first $50,000 of reasonable legal fees and reasonable expenses incurred by the Executive in connection with seeking to obtain or enforce in good faith any right or benefit provided to the Executive by the Company pursuant to or in accordance with this Agreement, the Non Qualified Stock Option Agreement and the Restricted Stock Agreement and for 50% of all such amounts incurred by the Executive in excess of $50,000 up to a maximum of $100,000 of aggregate benefits paid under this Section 8. In addition, the Company hereby agrees that the amount of any such legal fees and expenses reimbursed to the Executive in connection with obtaining or enforcing any right or benefit provided to the Executive by the Company pursuant to or in accordance with this Agreement will not be taken into account by the Company in determining the aggregate compensation paid or payable to the Executive under this Agreement. None of the legal fees or reasonable expenses paid to the Executive by the Company under this Section 8 shall be recoverable. The Company shall bear its own costs and attorneys’ fees in any dispute under this Agreement.

          9. INDEMNIFICATION AND INSURANCE

          During the Term and thereafter, the Executive shall be entitled to indemnification to the fullest extent permitted in accordance with the by-laws and/or charters or other formation and governing documents of the Company and its subsidiaries and affiliates and as provided under the terms of the Company’s directors and officers liability and (if applicable) fiduciary liability insurance policies (the “Policies”), as the Policies may be amended from time to time, or any successor policy. The Company agrees that, prior to the Executive’s election or appointment, at the Company’s request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, (i) the Company shall confirm said request to the Executive in writing, and (ii) the Company shall procure an endorsement to the Policies or any amended or successor policy if such an endorsement is required to cover the Executive in said capacity thereunder.

          10. TAXES

          Except as otherwise provided in Section 4(h) or 7 of this Agreement, the Company shall withhold from all amounts payable under this Agreement all federal, state, local and other taxes required by law to be withheld with respect to such payments.

          11. CONFIDENTIALITY

          The Executive acknowledges that the information, observations and data obtained by him while employed by the Company concerning the business or affairs of the Company and its subsidiaries and affiliates which are not available to the public, customers, suppliers and competitors of the Company which are in the nature of trade secrets, are proprietary or the disclosure of which could reasonably be expected to cause a financial loss to the Company, or otherwise have an adverse effect on the Company (“Confidential Information”) are the property of the Company or such subsidiary or affiliate. Therefore, the Executive agrees that, except as required by law or the rules of any national securities exchange, he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Board, unless and to the extent that any of the aforementioned matters becomes generally known to the public or is ascertainable from public or published information and is available for use by the public other than as a result of the Executive’s acts or omissions to act. The Executive shall deliver to the Company any time the Company may request in writing, all copies of all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data, or the portions thereof, that contain the Confidential Information, which he may then possess or have under his control.

          12. NON-COMPETE; NON-SOLICITATION

                  (a) The Executive acknowledges and agrees that the principal businesses of the Company are the production and sale of tampons, infant feeding and sun protection products (collectively, the “Company Businesses”), and the Executive agrees that, during the Noncompete Period (as defined below), he shall not, directly or indirectly, own, manage, control, participate in, consult with, render services for or in any manner engage in any business that competes anywhere in the United States, Canada or anywhere else in the world with the Company Businesses or with any businesses that the Company or its subsidiaries or affiliates have specific plans of conducting in the future and of which the Executive becomes aware during the Term (collectively, “Competing Businesses”). Nothing herein shall prohibit the Executive from owning not more than 5% of the outstanding stock of any class of a corporation that is a Competing Business and that is publicly traded so long as the Executive has no active participation in the management of the business of such corporation. For purposes of this Agreement, the term “Noncompete Period” means during the Term and for 18 months thereafter.

                  (b) The Executive shall not either directly or indirectly through another entity, (i) induce or attempt to induce any management or other key employees of the Company or its subsidiaries or affiliates to leave the employ of the Company or such subsidiary or affiliate, or in any way interfere with the relationship between the Company or its subsidiaries or affiliates and any such employee, (ii) hire any person who was a management or other key employee of the Company or its subsidiaries or affiliates at any time during the Executive’s employment with the Company until the later of the first anniversary of the termination of the Executive’s employment and the six-month anniversary of such employee’s departure from the Company, or (iii) during the Noncompete Period, induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or its subsidiaries or affiliates at any time during the Executive’s employment with the Company to cease doing business with the Company or its subsidiaries or affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or its subsidiaries or affiliates.

                  (c) If, at the time of enforcement of this Section 12, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances, if less, shall be substituted for the stated duration, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover, if less, the maximum period, scope and area permitted by law.

                  (d) In the event of the breach or a threatened breach by the Executive of any of the provisions of Sections 11 or 12 hereof, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

          13. SUCCESSORS; BINDING AGREEMENT

                  (a) This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, including, any corporation acquiring directly or indirectly all or substantially all of the Common Stock, business or assets of the Company, whether by merger, restructuring, reorganization, consolidation, sale or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), and the Company shall use its reasonable efforts to procure and deliver to the Executive prior to the closing of any such transaction written acknowledgment by such successor that it is so bound. Each of the Company’s subsidiaries is hereby acknowledged to be a third-party beneficiary with respect to the provisions of Sections 11 and 12 hereof and shall be entitled to enforce such provisions as if it were a party hereto.

                  (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would be still payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s estate, provided that the Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or of a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed to refer, as appropriate, to his beneficiary, estate or other legal representative.

          14. NO MITIGATION; NO OFFSET

          The Company agrees that, subsequent to the Executive’s termination of employment by the Company, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to him under this Agreement, and that the amount of any payment that the Company is obligated to make to the Executive shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

          15. NOTICE

          For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or (unless otherwise specified) when mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Executive:

Kris J. Kelley
608 Patriot Road
Southbury, Connecticut 06488

With a copy to:

Levett Rockwood P.C.
33 Riverside Avenue
Westport, Connecticut 06880
Attn: Robert O. Barberi

If to the Company:

Playtex Products, Inc.
300 Nyala Farms Road
Westport, Connecticut 06880
Attention: Chairman of the Board

With copies to:

Vice President, General Counsel and Secretary of
Playtex Products, Inc., at the address above

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Robert M. Hirsh

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          16. SURVIVORSHIP

          The respective rights and obligations of the parties hereunder, including the rights and obligations set forth in Sections 6, 7, 8, 9, 10, 11 and 12 of this Agreement, shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

          17. REPRESENTATIONS AND WARRANTIES

                  (a) The Company represents and warrants that (i) it is fully authorized and empowered to enter into this Agreement and that the Board has approved the terms of this Agreement, (ii) the execution of this Agreement and the performance of its obligations under this Agreement will not violate or result in a breach of the terms of any material agreement to which the Company is a party or by which it is bound, (iii) no approval by any governmental authority or body is required for it to enter into this Agreement, and (iv) the Agreement is valid, binding and enforceable against the Company in accordance with its terms.

                  (b) The Executive hereby represents to the Company that the execution and delivery of this Agreement by the Executive and the Company, and the performance by the Executive of the Executive’s duties hereunder, shall not constitute a breach of, or otherwise contravene, the terms of any employment or other agreement to which the Executive is a party or otherwise bound.

          18. MISCELLANEOUS

          The parties hereto agree that this Agreement contains the entire understanding and agreement between them, and supersedes all prior understandings and agreements between the parties respecting the employment by the Company of the Executive, and that the provisions of this Agreement may not be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretations, construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to conflict of laws principles. The parties hereby consent to the jurisdiction of the state and federal courts located within the State of New York.

          19. VALIDITY

          The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

          20. COUNTERPARTS

          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[Remainder of the Page is Intentionally Left Blank]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and the year first above written.

PLAYTEX PRODUCTS, INC.

/s/ Doug Wheat
Name: Douglas D. Wheat
Title: Chairman of the Board

/s/ Kris J. Kelley
Kris J. Kelley

EXHIBIT A

NON QUALIFIED STOCK OPTION AGREEMENT

EXHIBIT B

RELEASE

          1. Executive Release.

          In partial consideration of a portion of the payments and benefits described in the employment agreement (the “Agreement”), effective October 2, 2004, by and between Kris J. Kelley (the “Executive”) and Playtex Products, Inc. (the “Company”), to which the Executive agrees the Executive is not otherwise entitled, the Executive, for and on behalf of himself and his heirs and assigns, subject to the following two sentences hereof, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which the Executive ever had, now has or may have against the Company and any of its shareholders who at any time on and after January 1, 1995 held in excess of five percent (5%) of the Company’s outstanding capital stock, and any of their respective subsidiaries, affiliates, predecessors, successors, assigns, directors, officers, partners, members, employees, agents (collectively, the “Releasees”) by reason of facts or omissions which have occurred on or prior to the date that the Executive signs this Release, including, without limitation, any complaint, charge or cause of action arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, all as amended; and all other federal, state and local laws and regulations. By signing the Release, the Executive acknowledges that he intends to waive and release any rights known or unknown that he may have against the Releasees under these and any other laws; provided, that the Executive does not waive or release claims with respect to the right to enforce Sections 6, 7, 8 and 9 of the Agreement, the Non Qualified Stock Option Agreement (as defined in the Agreement), the Restricted Stock Award Agreement and (as defined in the Agreement) any rights under any plan governed by the Employee Retirement Income Security Act of 1974, as amended (the “Unreleased Claims”). Notwithstanding the foregoing, the Executive does not release, discharge or waive any rights to indemnification that he may have under the certificate of incorporation, the by-laws or equivalent governing documents of the Company or its subsidiaries or affiliates, the laws of the State of Delaware or any other state of which such subsidiary or affiliate is a domiciliary, or any indemnification agreement between the Executive and the Company, or any rights to insurance coverage under any directors’ and officers’ personal liability insurance or fiduciary insurance policy.

          2. Proceedings.

          The Executive acknowledges that he has not filed any complaint, charge, claim or proceeding, except with respect to an Unreleased Claim, if any, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”). The Executive represents that he is not aware of any basis on which such a Proceeding could reasonably be instituted. The Executive (i) acknowledges that he will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, the Executive understands that by entering into the Agreement, he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section 1 of this Release shall prevent the Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under ADEA contained in Section 1 of the Release (but no other portion of such waiver); or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC.

          3. Time to Consider.

          The Executive acknowledges that he has been advised that he has twenty-one (21) days from the date of receipt of the Agreement to consider all the provisions of the Agreement and he does hereby knowingly and voluntarily waive said given twenty-one (21) day period. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THE RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. THE EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THE RELEASE, AND THE EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

          4. Revocation.

          The Executive hereby acknowledges and understands that the Executive shall have seven (7) days from the date of his execution of the Release to revoke the Release (including, without limitation, any and all claims arising under ADEA) and that neither the Company nor any other person is obligated to provide any benefits to the Executive pursuant to Sections 6 or 7 of the Agreement until eight (8) days have passed since the Executive’s signing of this Release without the Executive’s signature having been revoked in which event the Company immediately shall arrange and/or pay for any such benefits otherwise attributable to said eight (8) day period. If the Executive revokes the Release, the Executive will be deemed not to have accepted the terms of the Release, and no action will be required of the Company under any section of the Release.

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          5. No Admission.

          This Release does not constitute an admission of liability or wrongdoing of any kind by the Executive or the Company.

          6. General Provisions.

          A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon the Executive and the Releasees.

          7. Governing Law.

          The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of New York without giving effect to conflict of laws principles. The parties hereby consent to the jurisdiction of the state and federal courts located within the State of New York.

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           IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand as of the day and year set forth opposite his signature below.

DATE	Kris J. Kelley

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